Exhibit 10.25

370 17th Street, Suite 3800 Denver, CO 80202 303-784-5350

November 10, 2012

Dear [            ]:

We are pleased to advise you that on October 30, 2012, the Board of Directors (the “Board”) of Sunshine Silver Mines Corporation (the “Company”) approved the grant to you of Options (as defined in the Company’s Long Term Incentive Plan) to purchase a total of 14,304 shares of the Company’s common stock (such grant, your “Director Grant”) at an exercise price of $13.83, as set forth in the Nonqualified Stock Option Agreement attached as Exhibit A (the “Option Agreement”).

The table below sets forth the calculation of Options awarded under your Director Grant. As indicated in the table, your 2012 Director Grant is comprised of three components. First, upon election to the Board, each non-employee director of Sunshine Silver will receive an Initial Nonqualified Stock Option award to purchase a number of shares of common stock of the Company such that the Black Sholes value of the award is $100,000. Second, for services performed for the year beginning October 2011-2012, each non-employee director of the Company will receive an Annual Grant Nonqualified Stock Option award to purchase a number of shares of common stock of the Company such that the Black Sholes value of the award is $100,000. Third, for services performed during the period between October 30, 2012 and the next annual meeting of stockholders in May 2013, each non-employee director will receive an prorated Annual Nonqualified Stock Option award to purchase a number of shares of common stock of the Company such that the Black Sholes value of the award is equal to $100,000 (i) divided by 12, and (ii) multiplied by the number of months from the Grant Date to the next annual meeting of stockholders. The Black-Scholes calculation for each portion is indicated in the table below. In addition, on October 30, 2012, the Board determined that the 2012 Director Grants should be split into two equal tranches, with the first 50% tranche covered by this Director Grant granted on October 30, 2012. The second 50% tranche is not covered by this Director Grant, and will be calculated and awarded to all directors in January 2013. The vesting schedule for this Director Grant is set out in your Option Agreement. Generally, your Initial Option Award and your 2011-12 Annual Option Award are fully vested and exercisable upon the date of grant, and your prorated 2012-13 Annual Option Award will vest monthly as indicated in your Option Agreement.

As a result, your Director Grant was calculated as follows:

Award	Director Award Amount	October 30, 2012 50% Award	2012-2013 Award Proration (7 months)	Value	Black Scholes Value	Number
	(a)	(b)	(c)	(d=a*b*c)	(e)	(f=d/e)
Initial Option Award	$100,000	50%		50,000	9.03	5,537
2011-2012 Award	$100,000	50%		50,000	9.03	5,537
2012-2013 Award	$100,000	50%	58%	29,167	9.03	3,230

Total						14,304

To acknowledge your Board Grant, please execute your Option Agreement and sign this letter as indicated below, and return a copy to Sunshine Silver Mines Corporation’s General Counsel, Jeff Reeser, via email (jreeser@ssmines.com) or at the letterhead address indicated above.

We appreciate your ongoing dedication and guidance in helping the Company achieve its objective of becoming the leading silver mining company in North America.

Sunshine Silver Mines Corporation

By:
Name: Stephen A. Orr
Title: Executive Chairman and CEO

ACCEPTED AND AGREED:

Optionee